Exhibit 99.1

RNS Number : 2506T

TXO PLC

02 December 2011

                                                                                                        2  December  2011

TXO PLC

("TXO" or the "Company")

TXO COMPLETES THE INVESTMENT IN US$1.5M CONVERTIBLE LOAN NOTE RETIRING US$2.68M EMPIRE ENERGY GROUP DEBT EXERCISE OF WARRANTS

The Board of TXO Plc ("TXO" or "the Company") announces that, further to the announcement made on 8 September 2011, yesterday it completed the investment in a US$1.5m convertible loan note in US-based Empire Energy Corporation International ("Empire") (Pink Sheets: EEGC.pk).  Empire has oil interests in Tasmania, Australia.

The convertible loan note gives the Company a call option to acquire a 19.9% equity interest in Empire (on a fully diluted basis) or be paid back in full.  TXO paid a total cash consideration of US$300,000 to Empire, paid cash totalling AUS$543,520 and USD$160,000 to Empire's creditors and issued 26,547,369 Ordinary Shares of 0.1p each in the Company ("Ordinary Shares") at a price of 0.75p per Ordinary Share to the holder of an Empire loan note, Better Loyal Investments Limited. As a result, Better Loyal Investments Limited owns 7.2% of TXO's enlarged issued share capital and has agreed to be locked in for six months in respect of these Ordinary Shares.

As part of the agreement, TXO has the option to appoint one member to the board of Empire.

Information on Empire is publically available on its website, www.empireenergy.com and was set out in the TXO announcement made on 8 September 2011.  Empire has rights to drill for oil in two sites in Tasmania's central and north basins where its initial geological research has discovered previously unknown, significant petroleum structures.

The Board of TXO has also issued and allotted 9,000,000 new Ordinary Shares of 0.1p each at a price of 0.5p per Ordinary Share following receipt of a form of notice of exercise of warrants. The funds received by the Company on exercise of the warrants totalled £45,000.

The new Ordinary Shares will rank, pari passu, with the existing ordinary shares. Application has been made for these new Ordinary Shares to be admitted to trading on AIM and admission is expected to take place on or around 7 December 2011.

This brings the total number of Ordinary Shares in the Company with voting rights to 370,835,913.

TXO Chairman Tim Baldwin said:  "Empire has a current market cap of approximately US$8.3m.  TXO has been able to extinguish nearly US$3m of Empire's debt in exchange for its call option; this now allows Empire to focus on drilling both of the Great South Land Minerals prospects, Bellevue#1 and Thunderbolt#1 in  summer 2012, provided that all necessary permits can be obtained from local authorities and funding secured.  We believe that this call option has been secured at the right time for TXO shareholders as it should allow the Company to realise value from Empire's enhanced balance sheet, as well as Empire's significant exploration assets".

For further information, please contact:

TXO PLC

Tim Baldwin, Chairman

+44 (0) 771 287 2820

Beaumont Cornish Limited

Roland Cornish and James Biddle

+44 (0) 20 7628 3396

This information is provided by RNS

The company news service from the London Stock Exchange

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